EXHIBIT (e)(2)


                         PRODUCT SUPPLY AGREEMENT

       THIS PRODUCT SUPPLY AGREEMENT (the "Agreement") is entered into effective the 28th day of February, 1997, by and between THE SMITHFIELD HAM & PRODUCTS COMPANY, INCORPORATED, a Virginia corporation (hereinafter referred to as "Smithfield"); and DOUGHTIE'S FOODS, INCORPORATED, a Virginia corporation (hereinafter referred to as "Doughtie's");

                              W I T N E S S E T H :

          WHEREAS, pursuant to the Asset Purchase Agreement dated as of January 30, 1997 (the "Purchase Agreement"), by and among Doughtie's and Smithfield, Smithfield has agreed to buy certain of the assets of Doughtie's Manufacturing Processing Division (the "Transaction"); and

           WHEREAS, Smithfield following the Closing of the Purchase Agreement, will manufacture and sell to Doughtie's the product described on Exhibit A attached hereto (hereinafter referred to individually and jointly as the "Product") and made a part hereof; and

           WHEREAS, both Smithfield and Doughtie's are unwilling to proceed with the Transaction unless the other party has entered into an agreement for the purchase and sale of the Product; and

           WHEREAS, the Purchase Agreement provides, as a condition to the obligations of the parties to proceed with the Closing thereunder that Smithfield and Doughtie's shall execute and deliver this Agreement;

           NOW, THEREFORE, in consideration of the foregoing, and in order to induce Doughtie's and Smithfield to proceed with the Transaction, and in consideration of the mutual covenants hereinafter contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


    A.   Purchase and Sale of Products.

 Subject to the terms and conditions of this Agreement, Smithfield agrees to sell to Doughtie's, and Doughtie's agrees to purchase from Smithfield at the Purchase Price (as hereinafter defined) all of Doughtie's requirements for the Product identified on Exhibit A attached hereto and any other (i) fresh or frozen pork, beef, or chicken barbecue, (ii) fresh or frozen chili, and (iii) Doughtie's label BBQ sauce, except for certain sales to Multi-Unit Accounts, as hereinafter defined).

      It is agreed and understood that the term "Product" as used herein is to be construed to mean the identical products listed on Exhibit A; produced and manufactured under the same formulas used by Doughtie's during its manufacture of such products, which formulas are being sold to Smithfield pursuant to the terms of


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the Asset Purchase Agreement.  Doughtie's shall be under no obligation hereunder to purchase from Smithfield Products which are produced with different formulas or recipes.

    B.    Multi-Unit and Large End User Accounts.

    Doughtie's shall not be obligated to purchase Product hereunder for sale to any Multi-Unit Account which is defined as any account with over five (5) affiliated locations to which Doughtie's sells or will sell Product on a current basis and which account requires, after the closing of the Transaction, Doughtie's to sell such account product other than that produced or sold by Smithfield; (hereinafter referred to as "Multi-Unit Account" or "Multi-Unit Accounts").

            1. As a precondition to Doughtie's ability to sell product of another vendor to a Multi-Unit Account under this Agreement, Doughtie's must provide Smithfield with a written notice from the Multi-Unit Account requiring such competing product.

            2. Ten (10) business days prior to a sale by Doughtie's to any excluded Multi-Unit Account hereunder, Doughtie's shall give Smithfield notice of its intent to sell competing product from another supplier to such Account and specify the competing product to be sold to such Account. Upon receipt of such notice, Smithfield shall have the right to call on such Account with Doughtie's assistance to try to sell Product produced by Smithfield or then currently stocked and offered for sale by Smithfield to such Account instead of the competing product being specified or offered to such Account by Doughtie's pursuant to its notice to Smithfield.

            3. Under no condition, during the term of this Agreement shall Doughtie's "general list" for sale Product of any other vendor (other than Smithfield). For purposes of this Agreement "general list" means Doughtie's cannot offer a general product line other than the Product sold by Smithfield hereunder.

            4. Attached hereto and made a part hereof as Exhibit B is a list of each customer to which Doughtie's currently sells a competing product, together with a list of the vender and brand name of the competing product sold by Doughtie's to each such customer. There shall be no restriction hereunder against Doughtie's ability to continue to sell the listed competing product to the applicable customer(s) set forth on Exhibit B.

     C.    Smithfield's Audit of Multi-Unit Accounts.

 Smithfield shall have the right to audit Doughtie's records to confirm the existence of any Multi-Units that Doughtie's represents to be an exception under the terms of Sections A and B above, and in the event such audit reveals that a customer does not fall within the exceptions of Sections A and B above, then Doughtie's shall bear the cost of such audit and shall immediately cease sales to such Account of Product other than those purchased or sold by Smithfield. If the audit reveals that the customer is a properly designated Multi-Unit , Smithfield shall bear the cost of such audit, including all costs incurred by Doughtie's in accommodating such audit.






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         D.  Purchase Price.

      Smithfield shall sell to Doughtie's Product at a price reasonably comparable and of the same quality to competitors pricing of same Product as others buying in comparable volumes and shall offer to Doughtie's the same rebate, growth, or marketing programs offered for the same Product except that Smithfield may price Product at special rates lower than those sold to Doughtie's in the case of bids or proposals made directly by Smithfield to school or governmental entities and for unique pricing opportunities for major end users (excluding other distributors).

            1. Doughtie's shall have upon three days notice to Smithfield the right to audit Smithfield's records to confirm the "Purchase Price" compliance with the provisions of this Section D. In the event such audit reveals that the invoice price for an item of Product from Smithfield to Doughtie's, over a six-month rolling period, exceeds the price for the same item of Product sold by Smithfield to other distribution customers of Smithfield, buying in comparable volumes, then Smithfield shall promptly pay to Doughtie's any "over-charge" so determined. If the audit reveals that Smithfield has complied with the "Purchase Price" provisions of this Agreement, Doughtie's shall bear the cost of such audit including all costs incurred by Smithfield in accommodating such audit.


       E.  Term.

    The term of this Agreement shall be Five (5) years commencing on the date hereof and terminating February 28, 2002.

       F.  Orders.

      Products must be ordered from Smithfield not less than seven (7) days prior to delivery date. Smithfield may accept, in its discretion any Product ordered for delivery in less than seven (7) days.


       G.  Quality.

      Smithfield warrants that the quality of the Product sold will be reasonably equal to the standards of quality existing at the time of the Closing of the Transaction.

       H.   Customer Complaints.

      In the event Doughtie's loses fifty percent (50%) of the tonnage volume for all Doughtie's customers for a category item of Product purchased from Smithfield from the volume figures set forth on Exhibit C attached hereto, as a result of quality complaints only, Doughtie's shall give Smithfield sixty (60) days written notice of such loss of business and the nature of the qualtiy complaint and will work with Smithfield during such 60-day period to cure or correct any quality problem existing with such Product item(s). In the event Doughtie's customers cannot be satisfied as to the quality of the Product item within sixty (60) days from the receipt by Smithfield of notice from Doughtie's, then Doughtie's shall have the option to carry other competitive brands to satisfy its customer needs with respect to such Product items(s).

      I.   Payments.

            1. Smithfield shall render its invoices covering shipments as soon as practicable after each shipment. Terms of payment are net ten (10) days after


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date of invoice and other terms set forth on Smithfield's  standard  invoice,  a copy of which is attached hereto as Exhibit D and made a part hereof.

            2. In case Smithfield shall have any reasonable doubt at any time as to Doughtie's financial responsibility, Smithfield may decline to make further shipments hereunder except upon payment in cash at the time of delivery.

            3. All payments shall be made at Smithfield's principal place of business or the place specified for payment on the applicable Smithfield invoice.


      J.   Parties Cooperations.

            Doughtie's agrees that its distribution division will maintain the same selling practices and procedures, and customer service relating to the Products to the extent practical during the term of this Agreement. The parties hereto agree to cooperate with each other to market and sell the Products through Seller's distribution business.


      K.    Force Majeure.

            1. In the event of an Act of God, explosion, accident, fire, drought, flood, earthquake, tornado, hurricane, strike, labor disturbance, insurrection, riot, war, act of a public enemy, the acts or orders of a governmental unit, freight embargo, transportation, power, utility, labor or material shortage, delay in transportation or default of supplier or any other cause beyond Smithfield's reasonable control, interfering with the production, supply, transportation, or consumption of the Product or with the supply of raw materials or utilities used in connection therewith (a "Force Majeure Event"), the obligation of Smithfield to supply Product hereunder shall be held in abeyance for the duration of the Force Majeure Event and the term of this Agreement shall be extended for a period equal thereto. If a Force Majeure Event results in or may reasonably be expected to result in an inability of Smithfield to ship Product for more than seven (7) days past their scheduled shipping dates, then Doughtie's may purchase the Product covered by any orders so affected by the Force Majeure Event from other suppliers. SMITHFIELD SHALL NOT BE LIABLE FOR ANY DAMAGES, DIRECT OR CONSEQUENTIAL, ARISING OUT OF ANY DELAY IN DELIVERY OR FAILURE TO DELIVER ANY OF THE PRODUCT SOLD HEREUNDER IF SUCH DELAY OR FAILURE TO DELIVER IS DUE TO A FORCE MAJEURE EVENT.

            2. Any suspension or reduction of deliveries of Product under this Agreement due to the occurrence of any Force Majeure Event shall not invalidate or be a basis for termination of this Agreement, and, upon the removal or termination of the Force Majeure Event during the term of this Agreement, delivery shall be made and taken, as the case may be, on the specified terms in effect immediately prior to such suspension or reduction.

            3. If in consequence of any Force Majeure Event, Smithfield's production is partially curtailed, Smithfield may allocate its available supply of Product among its then present customers on such basis as Smithfield may deem fair and practical, and in making such allocation, Smithfield shall, as near as practicable, limit its reduction of shipments to such customers to the same percentage in each case.




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            4. The  provisions of this Paragraph I shall not be available to any party hereto which shall fail to use reasonable diligence to remedy the situation and to remove the Force Majeure Event affecting its performance hereunder with all reasonable dispatch. The requirement that any Force Majeure Event be remedied with all reasonable dispatch shall not require the settlement of strikes or labor controversies by acceding to the demands of the opposing party or parties.


      L.    Assignment.

      This Agreement shall be binding upon and inure to the benefit of the successors of the parties hereto but shall not be assignable by either party without the written consent of the other party except in connection with a merger of such party or the sale of substantially all of the assets of such party.


      M.    Notices.

      All notices, requests or other communications hereunder shall be in writing, addressed to Doughtie's or Smithfield, at the following addresses:

            (i)      If to Doughtie's:

                  Mr.  Vernon Mules, Chairman
                  Doughtie's Foods, Inc.
                  P.O. Box 7229
                  115 Chautauqua Avenue
                  Portsmouth, VA   23707

                  Telephone (757) 399-6007

                  with copy to:

                  William R. Waddell, Esquire
                  McGuire, Woods, Battle and Boothe, L.L.P.
                  World Trade Center - Suite 9000
                  101 West Main Street
                  Norfolk, VA    23510-1655

                  Telephone:    (757)  640-3700
                  Telecopier:   (757)  640-3701

            (ii)      If to Smithfield:

                  Mr. Peter D. Pruden, III, President
                  The Smithfield Ham & Products Company, Incorporated
                  P. O. Box 487
                  Smithfield, VA   23464

                  Telephone:   (757) 357-2121
                  Telecopier: (757) 357-5407

                  with copy to:

                  Bernard C. Baldwin, III, Esquire
                  Edmunds & Williams, P.C.


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                  801 Main Street (24504)
                  P. O. Box 958   (24505)
                  Lynchburg, VA

                  Telephone:   (804) 846-9000
                  Telecopier: (804) 846-0337


The address of either party may be changed by giving notice in writing at any time to the other party. Any notice to be given under this Agreement shall be deemed duly given if (i) delivered personally, (ii) sent by telecopy and acknowledged by recipient, (iii) delivered by overnight express, or (iv) sent by United Stated registered or certified mail, postage prepaid. Any notice that is delivered personally, or sent by telecopy or overnight express in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt (and, in the case of telecopy acknowledgement) by such party. Any notice that is addressed and mailed in the manner provided herein shall be conclusively presumed to have been given to the party to which it is addressed at the closed of business, local time of the recipient, on the third day after it is so placed in the mail.


       N.    Termination.

            1. Except as otherwise provided in the paragraph dealing with Force Majeure Event, in the event either of the parties hereto fails to perform in any material respect any of the terms or conditions of this Agreement to be performed by such party, and such failure continues for a period of 30 days after written notice by the other party to the non-performing of such failure and of a demand for performance, then this Agreement shall, at the option of the injured party, terminate.

            2. In the event of any voluntary or involuntary bankruptcy, receivership, insolvency or reorganization proceedings involving either party or its property, or the assignment of all, or substantially all, of the assets of either party for the benefit of creditors, or a receiver is appointed for it or any substantial part of its property, the other party may terminate its obligations hereunder by giving written notice of such termination which shall become effective upon the giving of such notice.

            3. The parties' right of termination shall be in addition to, and not in lieu of, any other rights or remedies available to the non-breaching party.

            4. The parties hereto acknowledge that damages may not be a sufficient remedy in the event of the breach of this Agreement and, as a result, agree that an injured party may have as a remedy against the other party, the specific performance of the provisions of this Agreement.


       O.   Non-Waiver.

      The failure of either party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in


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full force and effect.

       P.   Entire Agreement.

      This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and the parties shall not be bound by any representations or agreements which are not expressly set forth in this Agreement.

       Q.   Amendments.

         No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing signed by an authorized officer of each of the parties hereto.

       R.   Counterparts.

         This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which together shall constitute one and the same instrument.

       S.   Captions.

      The captions of the various paragraphs of this Agreement are for convenience of reference only and shall not affect the interpretation of the provisions hereof.

       T.   Governing Law.

      This Agreement shall be governed by, and construed in accordance with, the laws of the State of Virginia (other than its choice of law principles).


       IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by the respective officers as of the date first written above.


                                    SMITHFIELD HAM & PRODUCTS COMPANY,
                                     INCORPORATED

                                    By: Peter D. Pruden, III
                                           (signature)

                                           President


                                    DOUGHTIE'S FOODS, INC.

                                    By: Marion S. Whitfield, Jr.
                                            (signature)

                                        Senior Vice President